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                                                                    EXHIBIT 99.1

(FLEMING LETTERHEAD)

                                            NEWS RELEASE


FOR IMMEDIATE RELEASE              FLEMING CONTACT:  Rebecca A. Roof
                                                     Chief Financial Officer
                                                     972-906-8000


         FLEMING COMPANIES, INC. MOVING FORWARD WITH REORGANIZATION PLAN

       Agreement Reached With Official Committee of Reclamation Creditors

                           Core-Mark Unit Not For Sale



DALLAS, TEXAS - MAY 4, 2003 - During a hearing held today in the US Bankruptcy Court in Delaware, Fleming Companies, Inc. ("Fleming") announced that it reached an agreement in principle with the Official Committee of Reclamation Creditors (the "Reclamation Committee") and the Official Committee of Unsecured Creditors (the "Unsecured Creditors' Committee") regarding the treatment of reclamation claims, which resolves the objections of the Reclamation Committee to Fleming's proposed Plan of Reorganization. Fleming expects to file with the Bankruptcy Court later this week its Third Amended Plan of Reorganization and Disclosure Statement which will reflect the terms of this agreement. A hearing to approve the adequacy of the Disclosure Statement and Solicitation Procedures to vote on the pending Third Amended Plan of Reorganization is currently scheduled for May 25 at 1:00 pm in the Delaware Bankruptcy Court.

         Archie Dykes, Chief Executive Officer of Fleming, said "We believe that pursuing a reorganization plan centered around our convenience store distribution operations will provide the best recovery to Fleming's creditors. The agreement reached with the Reclamation Committee allows everyone to focus their efforts on implementing the joint plan of reorganization filed by Fleming and the Unsecured Creditors Committee. We appreciate the continued support of both


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Committees over these past months in driving forward to achieve a reorganization. The Core-Mark management team looks forward to emergence from Chapter 11."

         Also during today's hearing, Fleming reiterated that Core-Mark International, Inc. and its subsidiaries ("Core-Mark") are not for sale. A letter was recently received from a group identified as CVCMA, LLC indicating a potential interest in purchasing the assets of Core-Mark, and while Fleming is appreciative of the interest shown by CVCMA, LLC, Fleming, with the support of the Unsecured Creditors' Committee, declined the invitation to pursue a sale.


ABOUT FLEMING

         Fleming and its operating subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code on April 1, 2003. The filings were made in the U.S. Bankruptcy Court in Wilmington, Delaware. Fleming's court filings are available via the court's website, at www.deb.uscourts.gov.

ABOUT CORE-MARK

         Core-Mark is a leading distributor of consumer packaged goods and store supplies to the convenience retail industry. Core-Mark provides distribution and logistics services as well as value-added programs to over 19,500 customer locations across 38 states and five Canadian provinces. Core-Mark services a variety of store formats including traditional convenience retailers, mass merchandisers, drug, liquor and specialty stores, and other stores that carry consumer packaged goods. Headquartered in San Francisco, California, Core-Mark is currently a subsidiary of Fleming Companies, Inc.

FORWARD-LOOKING STATEMENT

         This document may contain forward-looking statements regarding future events, including statements regarding value maximization, the expected timing for court hearings or court filings, and the implementation of agreements reached. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially from those stated in this release, including without limitation: the failure of the Bankruptcy Court to approve Fleming's Disclosure Statement and Solicitation Procedures, the ability of the

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Company to confirm and consummate a Plan of Reorganization on the terms and assumptions expected; the ability of the company to continue as a going concern; the ability of the company to operate pursuant to the terms of the DIP facility; court approval of the company's motions; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the company to obtain or maintain trade credit, and shipments and terms with vendors and service providers for current orders; the company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the company's liquidity or results of operations; the ability to fund and execute its business plan; the ability to attract, retain and compensate key executives and associates; the ability of the company to attract and retain customers; and changes in general economic conditions. The forward-looking statements speak only as of the date made and Fleming undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date of this release.

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